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                                                                    EXHIBIT 99.1


Press Release Source: Diversified Security Solutions

Diversified Security Solutions Appoints New Chief Financial Officer

Thursday March 31, 7:30 am ET

         NEW YORK, March 31 /PRNewswire-FirstCall/ -- Diversified Security Solutions Inc. (Amex: DVS - News), a turnkey provider of technology-based integrated electronic security solutions, today announced that Philip Timpanaro, 57, has been appointed to the position of Chief Financial Officer, effective April 1, 2005. Doug West, the Company's former Chief Financial Officer, has resigned for personal reasons.

         Mr. Timpanaro brings more than 30 years of executive-level experience in accounting and finance for a variety of companies in the engineering, construction and consulting industries in the tri-state area. Most recently, he served for 5 years as Corporate Controller for Flushing, NY-based Varsity Plumbing & Heating, Inc, a $15 million private company.

         Previously, he was Corporate Controller of ReGen Biologics, Inc. (OTCBB: RGBI - News), a biological remodeling company that develops and manufactures implants and medical devices for the regeneration and repair of tissue. Earlier experience includes controller positions in a variety of mid-sized private enterprises, including Chemico Air Pollution Control Corp. a $100 million design and construction firm specializing in air pollution, and Morse Diesel International a $400 million construction management company.

         Commenting on the appointment, Jim Henry, Chief Executive Officer of Diversified Security Solutions, said, "Phil brings a wealth of management, finance, treasury, and control experience in corporate, division and project settings to Diversified Security Solutions. We expect that his expertise in the engineering, construction and consulting industries will be of particular value to us and will contribute to a seamless transition in his new role. In his previous ventures, Phil has a proven track record in his ability to manage assets, reduce operating costs and improve efficiency, and we look forward to his contribution to DVS."

         Mr. Henry added, "We thank Doug West for the fine job he has done during his tenure at DVS, and wish him well in his new endeavors."

         About Diversified Security Solutions

         Diversified Security Solutions (Amex: DVS - News) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. Diversified Security Solutions'




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integration business, Henry Bros. Electronics (HBE) has offices in New Jersey,
California, Texas, and Arizona. For more information visit http://www.hbeonline.net or http://www.dssi-hq.com

         SAFE HARBOR STATEMENT: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Diversified Security Solutions does not assume any obligation to update the forward-looking information.

         KCSA Todd Fromer / Erika Levy

         CONTACTS: (212) 896-1215 / (212) 896-1208

         tfromer@kcsa.com / elevy@kcsa.com

         Source: Diversified Security Solutions